July 1, 2012

David L. Messenger

Re: Consulting Agreement

Dear Dave:

As we have discussed, we are interested in retaining your services to assist UDR, Inc. (the “Company”) with accounting and finance activities.
This Consulting Agreement (“Agreement”) sets forth the terms of our agreement concerning your engagement with the Company.

1.	Services. You will report to Warren L. Troupe, Senior Executive Vice President, and perform the following services (collectively the “Services”):

(a)	Oversee the accounting and finance activities as designated by Warren L. Troupe. Such activities will include, but not be limited to:

(i)	accounting matters;

(ii)	modeling; and

(iii)	tax.

(b)	Such other matters as may be requested by Warren L. Troupe during the Term.

2.
Term and Termination. The term of this Agreement shall commence on July 1, 2012 (the “Effective Date”) and continue until June 30, 2013 (the “Term”). This Agreement may be terminated with or without cause by you or the Company at any time upon written notice and without liability or continuing obligation to you or the Company (except for any compensation earned and expenses incurred by you to the date of termination.)

3.	Fees and Expenses. In connection with the Services and during the Term, the Company will pay the following compensation:

(a)	Fees. The Company will pay you a monthly fee of $6,250.

(b)
Expenses. In addition to any fees payable to you, the Company will promptly reimburse you, from time to time upon request, for all reasonably documented travel and other expenses incurred in performing the Services.

4.    Schedule. You will perform the Services under this Agreement from either your home or an office to be provided to you by the Company at the Company’s office at Shea Center Drive. You shall be available to perform the Services at the office or at such other places and times as mutually agreed with Warren L. Troupe.
5.    Consultation. In performing services under this Agreement, you will consult and coordinate with Warren L. Troupe, and/or such other person(s) as may be assigned by Warren L. Troupe.
6.    Independent Contractor Status.

(a)	Your status shall at all times be that of an independent contractor. Under no circumstances shall you be considered an employee of the Company.

(b)	You shall be solely responsible for determining the means, manner and methods by which you will perform your obligations under this Agreement.

(c)	The Company will provide no training to you.

(d)	The Company shall not provide or reimburse you for any tools, equipment or other materials, nor shall the Company provide or reimburse you for any labor costs.

(e)	The Company shall have no control or supervision over your working hours or work schedule.

(f)
The Company will not provide unemployment insurance or workers’ compensation insurance for you. You are not entitled to unemployment insurance benefits or workers’ compensation benefits under this Agreement and/or any other benefits customarily provided to employees.

(g)
You are obligated to pay federal and state income taxes on any monies paid pursuant to this Agreement. The Company will not withhold from your compensation any amounts of taxes of any kind. You agree to indemnify the Company for any claims, costs, losses, fees, penalties, interest or damages suffered or incurred by the Company due to your failure to pay taxes as required by this Section.

7.    Confidentiality. You shall keep as confidential all non-public information received from the Company in conjunction with this Agreement, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this Agreement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision.
8.    Conflicts. You are not currently aware of any relationship that would create a conflict of interest with the Company in providing the Services. During the Term, you will not provide services to any other real estate company which services may conflict with the Company’s business.
9.    Indemnification. The Company shall indemnify you and hold you harmless from and against all damages, liabilities, costs, expenses, claims and/or judgments, including, without limitation, reasonable attorneys' fees and disbursements (collectively the “Claims”) arising out of or resulting from the consulting services you provide under this Agreement; provided, however, the Company’s indemnification obligation under this Section 9, shall not apply to any Claims that result from or arise out of your gross negligence or willful misconduct.
10.    General. Your services are not exclusive to the Company and you may perform the same or similar services for others, as well as engage in other business activities. This Agreement sets forth the entire agreement between the parties and no promise, representation or inducement, except as herein set forth, has been made by either party to this Agreement. No provision or term of this Agreement may be amended, modified, changed, altered, or waived except by written document executed by the parties hereto. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable and the unenforceable provision(s) shall be replaced by mutually acceptable provision(s) which, being valid, legal and enforceable, come closest to the intention of the parties underlying the invalid or unenforceable provision. This Agreement, and the obligations set forth herein, shall be binding on any and all successors and permitted assigns of the parties, including, without limitation, any corporation or other entity with or into which you or the Company is merged or consolidated, provided that neither party shall be permitted to assign this Agreement, in whole or in part, to any third party without the prior written consent of the other party. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely therein, without regard to the conflict of laws provisions thereof. This clause shall survive any termination of this Agreement. Any notice or communication required or permitted under this Agreement shall be in writing and shall be deemed received (a) on the date personally delivered, (b) the next day after sending if sent by facsimile (with electronic confirmation of submission), Federal Express or any other next-day carrier service, or (c) the third day after mailing via first-class mail, return receipt requested, to a party at the address specified in this Agreement or such other address as designated from time to time.
11.    Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement. The parties agree that signatures to this Agreement may be transmitted by facsimile and such signatures shall be deemed to be originals for all purposes.
We look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to me a copy of this Agreement.
Sincerely,
UDR, Inc.
/s/ Warren L. Troupe
Warren L. Troupe
Senior Executive Vice President

Accepted and agreed to as of the
Effective Date:

/s/ David L. Messenger

David L. Messenger